Exhibit 99.1

Cyren Announces Liquidation

MCLEAN, VA – February 22, 2023 / Cyren (NASDAQ:CYRN), a provider of email inbox security and threat detection solutions, today announced that, in response to its inability to secure additional sources of liquidity or consummate a going concern sale, as previously disclosed, the Board of Directors of the Company approved a plan to cease operations and commence insolvency proceedings for the Company and to liquidate its wholly-owned subsidiaries under applicable insolvency and other laws.

The Company intends to commence a voluntary bankruptcy proceeding in Israel by filing an insolvency application with the Tel Aviv District Court. The Company also approved (i) its US subsidiary, Cyren, Inc. commencing a general assignment for the benefit of creditors and (ii) the commencement of liquidation proceedings by its subsidiaries in the United Kingdom, Germany and Iceland in accordance with the applicable laws of those jurisdictions.

The Company has notified Nasdaq of the foregoing and expects that its ordinary shares will cease trading on Nasdaq upon such date that Nasdaq determines, and that Nasdaq will subsequently file a Form 25 with the United States Securities and Exchange Commission (the “SEC”) to delist the Company’s ordinary shares. The Company expects to cease reporting as a public reporting company.

The Company cautions that trading in its ordinary shares is highly speculative and poses substantial risks. Trading prices may bear little or no relationship to the actual recovery, if any, by holders of the Company’s securities.

Cautionary Statements Regarding Forward-Looking Information

Certain statements in this communication constitute “forward-looking statements” within the meaning of the federal securities laws. These statements are based on management’s current opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results. These forward-looking statements are only predictions, not historical fact, and involve certain risks and uncertainties, as well as assumptions. Actual results, levels of activity, performance, achievements and events could differ materially from those stated, anticipated or implied by such forward-looking statements. While the Company believes that its assumptions are reasonable, it is very difficult to predict the impact of known factors, and, of course, it is impossible to anticipate all factors that could affect actual results. There are many risks and uncertainties that could cause actual results to differ materially from forward-looking statements made herein including the risks discussed under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 and the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2022 filed with the SEC, as well as other factors described from time to time in the Company’s filings with the SEC. Such forward-looking statements are made only as of the date of this communication. The Company undertakes no obligation to publicly update or revise any forward-looking statement because of new information, future events or otherwise, except as otherwise required by law. If it does update one or more forward-looking statements, no inference should be made that the Company will make additional updates with respect to those or other forward-looking statements.

Investor Contact

Brian Dunn

General Counsel

brian.dunn@cyren.com